To The Limited Partners of
                          Smith Barney AAA Energy Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.






By:  Daniel A. Dantuono, Chief Financial Officer
     Smith Barney Futures Management Inc.
     General Partner, Smith Barney AAA
       Energy Fund L.P.

Smith Barney Futures Management Inc.
390 Greenwich Street
1st Floor
New York, N.Y. 10013
212-723-5424

                   Report of Independent Accountants

To the Partners of
   Smith Barney AAA Energy Fund L.P.:

In our opinion, the accompanying statement of financial condition and the related statements of income and expenses and of partners' capital present fairly, in all material respects, the financial position of Smith Barney AAA Energy Fund L.P. at December 31, 1998 and the results of its operations for the period from January 15, 1998 (date Partnership was organized) to December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of the General Partner; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management of the General Partner, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                                   PricewaterhouseCoopers LLP

New York, New York
February 26, 1999

                                Smith Barney AAA
                                Energy Fund L.P.
                        Statement of Financial Condition
                                December 31, 1998

                                                         1998
Assets:
Equity in commodity futures trading account:
   Cash (Note 3c)                                     $70,049,894
    Net unrealized appreciation on open
     futures contracts                                  6,718,299
    Net unrealized appreciation on open
     swaps contracts                                      606,945
    Commodity options owned, at fair
     value (cost $8,098,837)                            6,443,285
                                                      -----------
                                                       83,818,423
    Interest receivable                                   217,194
                                                      -----------
                                                      $84,035,617
                                                      ===========
Liabilities and Partners' Capital:
Liabilities:
  Accrued expenses:
   Commissions                                        $   488,115
   Management fees                                        135,859
   Other                                                   29,536
   Due SSB                                                    951
  Redemptions payable                                     118,433
  Commodity options written, at fair value
   (premium $4,970,916)                                 3,535,383
                                                      -----------
                                                        4,308,277
Partners' capital (Notes 1 and 7):
  General Partner, 667.0550 Unit equivalents
   outstanding in 1998                                    790,013
  Limited Partners, 64,371.5518 Units of
   Limited Partnership Interest outstanding in 1998    76,237,395
  Special Limited Partner, 2,279.7128 Units of
   Limited Partnership Interest outstanding in 1998     2,699,932
                                                      -----------
                                                       79,727,340
                                                      -----------
                                                      $84,035,617
                                                      ===========


                       See notes to financial statements.

                                Smith Barney AAA
                                Energy Fund L.P.
                        Statement of Income and Expenses
                       for the period from March 16, 1998
                      (commencement of trading operations)
                              to December 31, 1998


                                                         1998
Income:
Net gains on trading of commodity interests:
Realized gains on closed positions                  $ 13,097,227
Change in unrealized gains on open positions           7,105,225
                                                    ------------
                                                      20,202,452
Less, Brokerage commissions including
  clearing fees of $686,659 (Note 3c)                 (5,527,260)
                                                    ------------
Net realized and unrealized gains                     14,675,192
Interest income (Notes 3c and 6)                       1,978,202
                                                    ------------
                                                      16,653,394
Expenses:
  Management fees (Note 3b)                            1,125,531
  Organization expense (Note 6)                           75,951
  Other expenses                                          49,999
                                                       1,251,481
                                                    ------------
Net income before allocation to the
  Special Limited Partner                             15,401,913
                                                    ------------
Allocation to the Special Limited Partner              2,699,932
                                                    ------------
Net income available for pro rata distribution      $ 12,701,981
                                                    ============
Net income per Unit of Limited
  Partnership Interest and
  General Partner Unit equivalent (Notes 1 and 7)   $     184.33
                                                    ============

  See notes to financial statements.
                                             F-5

                                Smith Barney AAA
                                Energy Fund L.P.
                         Statement of Partners' Capital
                       for the period from January 5, 1998
                        (date Partnership was organized)
                              to December 31, 1998


                                                                    Special
                                                    Limited          Limited        General
                                                   Partners          Partner        Partner         Total

Initial capital contributions                  $      1,000    $       --     $      1,000   $      2,000
Proceeds from offering of 49,538
   Units of Limited Partnership Interest
   and General Partner's
   contribution representing 500 Unit
   equivalents (Note 1)                          49,538,000            --          500,000     50,038,000
                                               ------------    ------------   ------------   ------------
Opening Partnership capital for operations       49,539,000            --          501,000     50,040,000
Sale of 16,475.2559 Units of Limited
  Partnership Interest and General Partner's
  contribution representing 166.0550 Unit
  equivalents                                    15,973,000            --          161,000     16,134,000
Redemption of 1,642.7041 Units of Limited
  Partnership Interest                           (1,848,573)           --             --       (1,848,573)
Allocation of net income for the year
   ended December 31, 1998:
  Allocation of 2,279.7128 Units of Limited
   Partnership Interest to the Special
  Limited Partner (Note 3b)                            --         2,699,932           --        2,699,932
    Net income available for pro rata
  distribution                                   12,573,968            --          128,013     12,701,981
                                               ------------    ------------   ------------   ------------
Partners' capital at December 31, 1998         $ 76,237,395    $  2,699,932   $    790,013   $ 79,727,340
                                               ============    ============   ============   ============


     See notes to financial statements.

                                Smith Barney AAA
                                Energy Fund L.P.
                          Notes to Financial Statements



1.  Partnership Organization:

    Smith Barney AAA Energy Fund L.P. (the "Partnership") is a limited partnership which was organized on January 5, 1998 under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests, generally including commodity options and commodity futures contracts on United States exchanges and certain foreign exchanges. The Partnership may trade commodity futures and options contracts of any kind but intends initially to trade solely energy and energy related products. In addition, the Partnership may enter into swap contracts on energy related products. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk.

    Between February 12, 1998 (commencement of the offering period) and March 14, 1998, 49,538 Units of Limited Partnership Interest ("Units") were sold at $1,000 per Unit. The proceeds of the initial offering were held in an escrow account until March 15, 1998, at which time they were turned over to the Partnership for trading.

          Smith Barney Futures Management Inc. acts as the general partner (the "General Partner") of the Partnership. On September 1, 1998, the Partnership's commodity broker, Smith Barney Inc., merged with Salomon Brothers Inc and changed its name to Salomon Smith Barney Inc. ("SSB"). SSB is an affiliate of the General Partner. The General Partner is wholly owned by Salomon Smith Barney Holdings Inc., ("SSBH") which is the sole owner of SSB. On October 8, 1998, Travelers Group Inc. merged with Citicorp Inc. and changed its name to Citigroup Inc. SSBH is a wholly owned subsidiary of Citigroup Inc.

    The General Partner and each limited partner share in the profits and losses of the Partnership, after the allocation to the Special Limited Partner, in proportion to the amount of partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of his initial capital contribution and profits, if any, net of distributions.

    The Partnership will be liquidated upon the first to occur of the following:
    December 31, 2018; the net asset value of a Unit decreases to less than $400 as of a close of any business day; or under certain other circumstances as defined in the Limited Partnership Agreement.

2.  Accounting Policies:

    a. All commodity interests (including derivative financial instruments and derivative commodity instruments) are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the statement of financial condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available or other measures of fair value deemed appropriate by management of the General Partner for those commodity interests for which market quotations are not readily available, including dealer quotes for swaps and certain option contracts. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized values on commodity interests are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

    b. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on his share of the Partnership's income and expenses.

    c. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.  Agreements:

    a. Limited Partnership Agreement:

       The  General  Partner   administers  the  business  and  affairs  of  the
       Partnership including selecting one or more advisors to make trading decisions for the Partnership.

    b. Management Agreement:

       The General Partner, on behalf of the Partnership, has entered into a Management Agreement with AAA Capital Management, Inc. (the "Advisor"), registered commodity trading advisor. Mr. A. Anthony Annunziato is the sole trading principal of the Advisor and is also an employee of SSB. The Partnership will pay the Advisor a monthly management fee equal to 1/6 of 1% (2% per year) of month-end Net Assets allocated to the Advisor. In addition, the Advisor will be a Special Limited Partner of the Partnership and will receive an annual profit share allocation to its capital account in the Partnership equal to 20% of New Trading Profits, as defined, earned on behalf of the Partnership during each calendar year in the form of Units.

    c. Customer Agreement:

       The Partnership has entered into a Customer Agreement which provides that the Partnership will pay SSB brokerage commissions at $18 per round turn for futures and swap transactions and $9 per side for options. The brokerage fee is inclusive of applicable floor brokerage. In addition, the Partnership will pay SSB National Futures Association ("NFA") fees, exchange, clearing, user and give-up fees. SSB will pay a portion of brokerage fees to its financial consultants who have sold Units in this Partnership. All of the Partnership's assets are deposited in the Partnership's account at SSB. The Partnership's cash is deposited by SSB in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 1998, the amount of cash held for margin requirements was $12,153,750. SSB has agreed to pay the Partnership interest on 80% of the average daily equity maintained in cash in its account during each month at a 30-day U.S. Treasury bill rate determined weekly by SSB based on the average noncompetitive yield on 3-month U.S. Treasury bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement between the Partnership and SSB gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4.  Trading Activities:

    The Partnership was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Partnership's trading activity are shown in the statement of income and expenses.

    All of the commodity interests, owned by the Partnership, are held for trading purposes. The fair value of these commodity interests, including options and swaps thereon, if applicable, at December 31, 1998, was $10,233,146 and the average fair value during the period then ended, based on a monthly calculation was $22,308.

5.  Distributions and Redemptions:

    Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. Beginning with the first full month ending at least three months after the commencement of trading, a limited partner may require the Partnership to redeem his Units at their Net Asset Value as of the last day of a month on 10 days' notice to the General Partner. There is no fee charged to limited partners in connection with redemptions.

6.  Offering and Organization Costs:

    Offering and organization expenses of $75,951 relating to the issuance and marketing of Units offered were initially paid by SSB. As of December 31, 1998, the Partnership has reimbursed SSB for $75,951 of offering and organization expenses from the interest earned on funds held in its account.

7.  Net Asset Value Per Unit:

    Changes in the net asset value per Unit of Partnership interest for the period from March 16, 1998 (commencement of trading operations) to December 31, 1998 were as follows:





                                                      1998

Net realized and unrealized gains               $     214.27
Interest income                                        30.39
Expenses                                              (60.33)
                                                    ---------
Increase for period                                   184.33
Net asset value per Unit, beginning of period       1,000.00
                                                    ---------
Net asset value per Unit, end of period         $   1,184.33
                                                    ========
8.  Financial Instrument Risks:

    The Partnership is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments, in the normal course of its business. These financial instruments may include forwards, futures, options and swaps, whose value is based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash or with another financial instrument. These instruments may be traded on an exchange or over-the-counter ("OTC"). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.
                                F-9

    The Partnership's swap contracts are OTC contracts.

    Market risk is the potential for changes in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

    Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership's risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statement of financial condition and not represented by the contract or notional amounts of the instruments. The Partnership has concentration risk because the sole counterparty or broker with respect to the Partnership's assets is SSB. As of December 31, 1998, the sole counterparty to the Partnership's swap contracts was Citibank, N.A. which is affiliated with the Partnership.

    The General Partner monitors and controls the Partnership's risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

    The   notional  or   contractual   amounts  of  these   instruments,   while
    appropriately not recorded in the financial statements, reflect the extent of the Partnership's involvement in these instruments.

    At December 31, 1998, the Partnership's commitment to purchase and sell these instruments was $175,493,309 and $151,251,090, respectively, as detailed below. All of these instruments mature within one year of December 31, 1998. However, due to the nature of the Partnership's business, these instruments may not be held to maturity. At December 31, 1998, the fair value of the Partnership's derivatives, including options thereon, if applicable, was $10,233,146, as detailed below.


                       December 31, 1998
                   Notional or Contractual
                    Amount of Commitments
                To Purchase        To Sell     Fair Value

Energy         $160,941,944   $147,860,010   $  9,604,751
Energy swaps      9,818,065      3,391,080        606,945
Indices           4,733,300           --           21,450
               ------------   ------------   ------------
Total          $175,493,309   $151,251,090   $ 10,233,146
               ------------   ------------   ------------

9.  New Accounting Pronouncements:

    In June 1998, the Financial Accounting Standards Board issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires that an entity recognize all derivatives in the statement of financial condition and measure those instruments at fair value. SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 is expected to have no material impact on the financial statements of the Partnership as all commodity interests are recorded at fair value, with changes therein reported in the statement of income and expenses.